Exhibit 99.1
W. P. Carey Announces 2022 Investment Volume of $1.42 Billion

Fourth Quarter Investments Completed at an Approximately 6.8% Weighted-Average Cap Rate

Company Well-Positioned to Execute on a Significant Near-Term Pipeline

NEW YORK, Jan. 9, 2023 – W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a leading net lease REIT specializing in corporate sale-leasebacks, build-to-suits and the acquisition of single-tenant net lease properties, today announced investment volume for the 2022 full year of $1.42 billion.

W. P. Carey continues to invest primarily in high-quality, single-tenant warehouse and industrial properties, which comprised approximately two-thirds of its 2022 investment volume. From a geographic perspective, approximately two-thirds of its 2022 investment volume was located in North America and one-third in Europe.

“2022 presented a challenging market backdrop, with cap rates slow to adjust to higher interest rates, creating increased uncertainty over the timing of investments. I’m pleased to say, however, that cap rates continued to move higher during the fourth quarter and that the large majority of the $160 million of investments we completed during that timeframe were industrial and warehouse properties with cap rates in the high sixes and into the sevens,” said Jason Fox, Chief Executive Officer of W. P. Carey.

“We believe this sets up an environment in 2023 conducive to higher investment activity at wider spreads. Currently, we have a very strong near-term pipeline, including over $500 million of opportunities at advanced stages or under letters of intent. And armed with significant dry powder, we are confident in our ability to execute accretive investments. We also remain uniquely positioned within the net lease sector for internal growth, with over half of our portfolio having rent escalations tied to CPI.”

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W. P. Carey Inc.

Celebrating its 50th anniversary, W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $22 billion and a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,428 net lease properties covering approximately 175 million square feet and a portfolio of 84 self-storage operating properties, as of September 30, 2022. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

This press release may contain forward-looking statements within the meaning of U.S. Federal securities laws. The comments of Mr. Fox are examples of forward-looking statements. A number of factors could cause W. P. Carey's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate, including the continuing impact of COVID-19; the supply of and demand for commercial properties; interest rate levels; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact W. P. Carey, please reference its filings with the U.S. Securities and Exchange Commission.

Institutional Investors:

Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:

W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:

Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com